===============================================================










                           AGREEMENT AND PLAN OF MERGER


                          dated as of September 16, 1997


                                   by and among


                         THE QUICK & REILLY GROUP, INC.,


                           FLEET FINANCIAL GROUP, INC.


                                       and


                              FLEET SECURITIES, INC.












         ===============================================================





                                TABLE OF CONTENTS


                                                                   Page

         ARTICLE I.     DEFINITIONS..............................    2

             1.1.  Definitions...................................    2


         ARTICLE II.    THE MERGER...............................    7

             2.1.  The Merger....................................    7

                   (a)  The Merger...............................    7

                   (b)  Effectiveness of the Merger..............    7

                   (c)  Articles of Incorporation and By-Laws....    7

                   (d)  Directors and Officers of the
                          Surviving Corporation..................    8

             2.2.  Effective Date and Effective Time.............    8

             2.3.  Operations of Business........................    8


         ARTICLE III.   CONSIDERATION; EXCHANGE PROCEDURES;
                          RETENTION PROGRAM......................    9

             3.1.  Merger Consideration..........................    9

                   (a)  Outstanding Company Common Shares........    9

                   (b)  Outstanding Capital Stock................    9

                   (c)  Treasury Shares..........................    9

             3.2.  Rights as Stockholders; Stock Transfers.......   10

             3.3.  Fractional Shares.............................   10

             3.4.  Exchange Procedures...........................   10

             3.5.  Anti-Dilution Provisions......................   11

             3.6.  Options.......................................   12

             3.7.  Directors.....................................   12

             3.8.  Retention Program.............................   12


         ARTICLE IV.    ACTIONS PENDING ACQUISITION..............   12

             4.1.  Forbearances of the Company...................   12

                   (a)  Ordinary Course..........................   13

                   (b)  Capital Stock............................   13

                   (c)  Dividends, Etc...........................   13

                   (d)  Compensation; Employment
                          Agreements; Etc........................   13

                   (e)  Benefit Plans............................   14

                   (f)  Dispositions.............................   14

                   (g)  Acquisitions.............................   14

                   (h)  Governing Documents......................   15

                   (i)  Accounting Methods.......................   15

                   (j)  Contracts................................   15

                   (k)  Claims...................................   15

                   (l)  Adverse Actions..........................   15

                   (m)  Risk Management..........................   15

                   (n)  Indebtedness.............................   16

                   (o)  Commitments..............................   16

             4.2.  Forbearances of Buyer.........................   16

                   (a)  Extraordinary Dividends..................   16

                   (b)  Adverse Actions..........................   16


         ARTICLE V.     REPRESENTATIONS AND WARRANTIES...........   17

             5.1.  Disclosure Schedules..........................   17

             5.2.  Standard......................................   17

             5.3.  Representations and Warranties
                     of the Company..............................   17

                   (a)  Organization, Standing and Authority.....   17

                   (b)  Company Common Shares....................   18

                   (c)  Subsidiaries.............................   18

                   (d)  Corporate Power..........................   19

                   (e)  Corporate Authority......................   19

                   (f)  Regulatory Approvals; No Defaults........   20

                   (g)  Financial Reports and SEC Documents......   21

                   (h)  Litigation...............................   22

                   (i)  Regulatory Matters.......................   22

                   (j)  Compliance with Laws.....................   23

                   (k)  Material Contracts; Defaults.............   24

                   (l)  No Brokers...............................   24

                   (m)  Investment Securities....................   25

                   (n)  Employee Benefit Plans...................   25

                   (o)  Labor Matters............................   27

                   (p)  Takeover Laws............................   28

                   (q)  Environmental Matters....................   28

                   (r)  Tax Matters..............................   28

                   (s)  Risk Management Instruments..............   30

                   (t)  Books and Records........................   30

                   (u)  Insurance................................   30

                   (v)  Pooling of Interests.....................   31

                   (w)  Registration Matters.....................   31

             5.4.  Representations and Warranties of the Buyer...   32

                   (a)  Organization, Standing and Authority.....   32

                   (b)  Buyer Stock..............................   33

                   (c)  Subsidiaries.............................   33

                   (d)  Corporate Power..........................   34

                   (e)  Corporate Authority......................   34

                   (f)  Regulatory Approvals; No Defaults........   34

                   (g)  Financial Reports and SEC Documents;
                          Material Adverse Effect................   35

                   (h)  Litigation; Regulatory Action............   36

                   (i)  Compliance with Laws.....................   36

                   (j)  No Brokers...............................   36

                   (k)  Tax Matters..............................   37

                   (l)  Pooling of Interests.....................   38


         ARTICLE VI.    COVENANTS................................   38

             6.1.  Reasonable Best Efforts.......................   38

             6.2.  Stockholder Approval..........................   38

             6.3.  Registration Statement........................   39

             6.4.  Press Releases................................   40

             6.5.  Access; Information...........................   40

             6.6.  Acquisition Proposals.........................   41

             6.7.  Affiliate Agreements..........................   42

             6.8.  NYSE Listing..................................   42

             6.9.  Regulatory Applications.......................   42

             6.10. Indemnification...............................   43

             6.11. Benefit Plans.................................   44

             6.12. Notification of Certain Matters...............   45

             6.13. Employment Agreements.........................   45

             6.14. The Company's Name............................   45

             6.15. Dividends.....................................   46


         ARTICLE VII.   CONDITIONS TO CONSUMMATION
                          OF THE MERGERS.........................   46

             7.1.  Conditions to Each Party's Obligation
                     to Effect the Mergers.......................   46

                   (a)  Stockholder Approval.....................   46

                   (b)  Regulatory Approvals.....................   46

                   (c)  No Injunction............................   46

                   (d)  Registration Statement...................   47

                   (e)  "Blue Sky" Approvals.....................   47

                   (f)  Listing..................................   47

                   (g)  Pooling of Interests.....................   47

                   (h)  Retention Program........................   47

             7.2.  Conditions to Obligation of the Company.......   47

                   (a)  Representations and Warranties...........   47

                   (b)  Performance of Obligations of the Buyer..   48

                   (c)  Opinion of the Company's Counsel.........   48

             7.3.  Conditions to Obligation of the
                     Buyer and Merger Sub........................   49

                   (a)  Representations and Warranties...........   49

                   (b)  Performance of Obligations of
                          the Company............................   49

                   (c)  Certain Employment Arrangements..........   49

                   (d)  Opinion of the Buyer's Counsel...........   49

                   (e)  No Material Adverse Change...............   50


         ARTICLE VIII.  TERMINATION..............................   50

             8.1.  Termination...................................   50

                   (a)  Mutual Consent...........................   50

                   (b)  Breach...................................   50

                   (c)  Delay....................................   51

                   (d)  No Approval..............................   51

             8.2.  Effect of Termination and Abandonment.........   51


         ARTICLE IX.    MISCELLANEOUS............................   52

             9.1.  Survival......................................   52

             9.2.  Waiver; Amendment.............................   52

             9.3.  Counterparts..................................   52

             9.4.  Governing Law.................................   52

             9.5.  Expenses......................................   52

             9.6.  Notices.......................................   52

             9.7.  Entire Understanding; No Third-Party
                     Beneficiaries...............................   54

             9.8.  Interpretation; Effect........................   54

             9.9.  Severability..................................   54

             9.10. Assignment....................................   54


         EXHIBIT A -    Stock Option Agreement

         EXHIBIT B -    Form of Support Agreement

         EXHIBIT C -    Form of the Company's Affiliate's Letter


         ANNEX A        List of Employment Agreements

         ANNEX B        Form of Employment Agreement
                          for Senior Executives

         ANNEX C        Form of Employment Agreement for Executives







                           AGREEMENT AND PLAN OF MERGER


                   AGREEMENT AND PLAN OF MERGER, dated as of the 16th day of September, 1997 (this "Agreement"), by and among The Quick & Reilly Group, Inc., a Delaware corporation (the
         "Company"), Fleet Financial Group, Inc., a Rhode Island corporation (the "Buyer"), and Fleet Securities, Inc. ("Merger Sub"), a New York corporation.

                   WHEREAS, the Company is a Delaware corporation, having its principal place of business in Palm Beach, Florida.

                   WHEREAS, the Buyer is a Rhode Island corporation, having its principal place of business in Boston, Massachusetts.

                   WHEREAS, Merger Sub is a New York corporation and a wholly-owned subsidiary of the Buyer.

                   WHEREAS, as a condition to, and immediately after the execution of this Agreement, the Company will enter into a Stock Option Agreement with the Buyer attached as Exhibit A.

                   WHEREAS, it is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a "reorganization" under Section 368 of the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code").

                   WHEREAS, the respective Boards of Directors of each of the Company, the Buyer and Merger Sub have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein.

                   WHEREAS, as a condition to, and immediately after the execution of this Agreement, certain stockholders of the Company will enter into Support Agreements in the form of Exhibit B.

                   WHEREAS, in connection with the Merger, certain employees of the Company identified on Annex A hereto have entered or will enter into employment agreements with the Company and the Buyer in the forms of Annex B and Annex C hereto.

                   WHEREAS, the parties have agreed, in connection with the Merger, to establish a retention program on substantially the terms described herein, the purpose of which is to retain the services of certain employees of the Company following the Merger.







                   NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:


                                    ARTICLE I.

                                   DEFINITIONS

              1.1. Definitions. The following terms are used in this Agreement with the meanings set forth below:

                   "1940 Act" means the Investment Company Act of 1940,
              as amended.

                   "Acquisition Proposal" means any tender or exchange
              offer, proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

                   "Agreement" has the meaning set forth in the
              Preamble, as amended or modified from time to time in accordance with Section 9.2.

                   "Broker-Dealer Subsidiaries" has the meaning set
              forth in Section 5.3(g)(iv).

                   "Buyer" has the meaning set forth in the Preamble.

                   "Buyer Board" means the Board of Directors of the
              Buyer.

                   "Buyer Common Shares" means shares of the common
              stock, par value $0.01 per share, of the Buyer, including the associated Buyer Rights.

                   "Buyer Rights" means the Buyer's preferred share
              purchase rights issued pursuant to the Buyer Rights
              Agreement.

                   "Buyer Rights Agreement" means the Corporation's
              Rights Agreement dated as of November 21, 1990, as amended March 28, 1991 and as further amended on July 12, 1991 and February 20, 1995, between Buyer and Fleet National Bank, as rights agent.

                   "Code" has the meaning set forth in the Preamble.








                   "Company" shall mean, prior to the Effective Time,
              The Quick & Reilly Group, Inc., and, from and after the Effective Time, the surviving corporation in the Merger.

                   "Company Affiliate" has the meaning set forth in
              Section 6.7(a).

                   "Company Board" means the Board of Directors of the
              Company.

                   "Company By-Laws" has the meaning set forth in
              Section 2.1(c).

                   "Company Certificate of Incorporation" has the
              meaning set forth in Section 2.1(c).

                   "Company Common Shares" means shares of common stock,
              par value $.10 per share, of the Company.

                   "Company ERISA Affiliate" has the meaning set forth
              in Section 5.3(n).

                   "Company Meeting" has the meaning set forth in
              Section 6.2.

                   "Company Preferred Shares" has the meaning set forth
              in Section 5.3(b).

                   "Company Regulatory Agreement" has the meaning set
              forth in Section 5.3(i)(ii).

                   "Company Stock Options" has the meaning set forth in
              Section 3.6.

                   "Compensation and Benefit Plans" has the meaning set
              forth in Section 5.3(n)(i).

                   "Costs" has the meaning set forth in Section 6.10(a).

                   "Covered Employees" has the meaning set forth in
              Section 6.11(a).

                   "DGCL" means the Delaware General Corporation Law.

                   "Delaware Secretary of State" has the meaning set
              forth in Section 2.1(b).

                   "Disclosure Schedule" has the meaning set forth in
              Section 5.1.










                   "Effective Date" has the meaning set forth in Section
              2.2.

                   "Effective Time" has the meaning set forth in Section
              2.2.

                   "Employment Agreements" has the meaning set forth in
              Section 6.13.

                   "Environmental Laws" means all applicable United
              States federal, local and state environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act and the Occupational Safety and Health Act, each as amended, regulations thereunder, and state counterparts.

                   "ERISA" has the meaning set forth in Section
              5.3(n)(i).

                   "Exchange Act" means the Securities Exchange Act of
              1934, as amended, and the rules and regulations thereunder.

                   "Exchange Agent" has the meaning set forth in Section
              3.4(a).

                   "Exchange Ratio" has the meaning set forth in Section
              3.1(a).

                   "GAAP" means generally accepted accounting
              principles.

                   "Governmental Authority" means any court,
              administrative agency or commission or other United
              States, federal, state, local or foreign governmental authority or instrumentality.

                   "HSR Act" means the Hart-Scott-Rodino Antitrust
              Improvements Act of 1976, as amended, and the rules and regulations thereunder.

                   "Indemnified Party" has the meaning set forth in
              Section 6.10a).

                   "Insurance Policies" has the meaning set forth in
              Section 5.3(u).

                   "IRS" means the United States Internal Revenue
              Service.

                   "Liens" means any charge, mortgage, pledge, security
              interest, restriction, claim, lien or encumbrance.







                   "Material Adverse Effect" means, with respect to the
              Company or Buyer, as applicable, any effect that (a) is material and adverse to the financial position, results of operations, business or operations of the Buyer and its Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, respectively, or (b) would materially impair the ability of either the Buyer or the Company to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in laws, regulations or interpretations thereof by Governmental Authorities that affect in general the respective businesses in which the Company and its Subsidiaries or the Buyer and its Subsidiaries, respectively, are engaged, (ii) changes in GAAP or regulatory accounting requirements applicable to broker-dealers generally, (iii) events or conditions generally affecting the securities industry or arising from changes in general business or economic conditions, including general changes in market prices or interest rates, and (iv) any actions or omissions to act required by this Agreement or taken with the prior written consent of the other party.

                   "Merger" has the meaning set forth in Section 2.1(a).

                   "Merger Sub" has the meaning set forth in the
              Preamble.

                   "New Certificate" has the meaning set forth in
              Section 3.4(a).

                   "New York Department of State" has the meaning set
              forth in Section 2.1(b).

                   "NYSE" means the New York Stock Exchange, Inc.

                   "Old Certificates" has the meaning set forth in
              Section 3.4(a).

                   "PBGC" means the Pension Benefit Guaranty
              Corporation.

                   "Person" means any individual, bank, corporation,
              partnership, association, joint-stock company, business trust or unincorporated organization.

                   "Previously Disclosed" by a party shall mean
              information set forth in its Disclosure Schedule.

                   "Proxy Statement" has the meaning set forth in
              Section 6.3(a).







                   "Registration Statement" has the meaning set forth in
              Section 6.3(a).

                   "Regulatory Agencies" has the meaning set forth in
              Section 5.3(i)(i).

                   "Replacement Option" has the meaning set forth in
              Section 3.6.

                   "Rights" means, with respect to any Person,
              securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined, in whole or in part, by reference to the market price or value of, shares of capital stock of such Person.

                   "SEC" means the United States Securities and Exchange
              Commission.

                   "SEC Documents" has the meaning set forth in Section
              5.3(g)(i).

                   "Securities Act" means the Securities Act of 1933, as
              amended, and the rules and regulations thereunder.

                   "SRO" has the meaning set forth in Section 5.3(f)(i).

                   "Subsidiary" and "Significant Subsidiary" have the
              meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

                   "Surviving Corporation" has the meaning set forth in
              Section 2.1(a).

                   "Takeover Laws" has the meaning set forth in Section
              5.3(p).

                   "Tax" and "Taxes" means all United States federal,
              state or local, or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to








              tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

                   "Tax Returns" means, with respect to any Person, any
              return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns and including any Form 1099 or other document or report required to be provided by such Person to third parties) required to be filed with respect to any Tax.

                   "Treasury Stock" shall mean Company Common Shares
              held by the Company or any of its Subsidiaries or by the Buyer or any of its Subsidiaries, in each case, other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted.


                                   ARTICLE II.

                                    THE MERGER

              2.1.  The Merger.

              (a) The Merger. At the Effective Time, the Company shall merge with and into Merger Sub (the "Merger"), the separate corporate existence of the Company shall cease, and Merger Sub shall survive and continue to exist as a New York corporation (Merger Sub, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation").

              (b) Effectiveness of the Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective upon the occurrence of the filing in the offices of the Department of State of the State of New York (the "New York Department of State") and the Secretary of State of the State of Delaware (the "Delaware Secretary of State") of certificates of merger in accordance with Section 907 of the New York Business Corporation Law and
         Section 103 of the DGCL or such later date and time as may be set forth in such certificates. The Merger shall have the effects prescribed in the New York Business Corporation Law and the DGCL.

              (c) Articles of Incorporation and By-Laws. The certificate of incorporation (the "Merger Sub Certificate of Incorporation") and by-laws of Merger Sub (the "Merger Sub By-Laws") immediately after the Merger shall be those of the Surviving Corporation as in effect immediately prior to the Effective Time.

              (d) Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately after the







         Merger shall be the directors and officers of the Surviving Corporation immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

              2.2. Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the effective date of the Merger (the "Effective Date") to occur on or before (a) the fifth business day to occur after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement or (b) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the "Effective Time."

              2.3. Operations of Business. (a) Subject to applicable law, the parties agree to cooperate and take all reasonable additional action prior to or following the Effective Time to merge or otherwise consolidate or reorganize any of their respective legal entities or business units, assets or operations to the extent determined by the Buyer to be desirable for regulatory or other reasons, and further agree that Buyer may at any time change the method of effecting the Merger, including by merging the Company with and into the Buyer, by merging the Company with and into a direct or indirect wholly owned subsidiary of the Buyer other than Merger Sub or by merging any such subsidiary with and into the Company, and the Company shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement; provided, however, that any such actions shall not
         (a) alter or change the amount or kind of consideration to be issued to holders of Company Common Stock as provided for in this Agreement (the "Merger Consideration"), (b) adversely affect the proposed accounting treatment for the Merger or the tax treatment to the Company's stockholders as a result of receiving the Merger Consideration, or (iii) materially delay the receipt of any approval referred to in Section 7.1(b) or the consummation of the transactions contemplated by this Agreement.

              (b) The operations of the business conducted by the Company prior to the Effective Time will be conducted as a separate division of the Buyer after the Effective Time. Subject to applicable legal and regulatory limitations, the division will be operated autonomously and be headquartered in Palm Beach, Florida. The division will conduct the discount brokerage business of the Buyer.

              (c) Aggregate and individual compensation levels for the employees of the Quick & Reilly division of the Buyer will be determined by an executive management committee of the Quick & Reilly division consisting initially of the members of Executive







         Management Committee of the Company immediately prior to the Effective Time and two representatives named by the Buyer.


                                   ARTICLE III.

              CONSIDERATION; EXCHANGE PROCEDURES; RETENTION PROGRAM

              3.1. Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

              (a) Outstanding Company Common Shares. Each Company Common Share, excluding Treasury Stock, issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive 0.578 Buyer Common Shares (the "Exchange Ratio").

              (b) Outstanding Capital Stock. Each share of capital stock of Merger Sub, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

              (c) Treasury Shares. Each Company Common Share held as Treasury Stock immediately prior to the Effective Time, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor. All Buyer Common Shares owned by the Company or any of its Subsidiaries (other than Treasury Stock) shall become Treasury Stock of the Buyer.

              3.2. Rights as Stockholders; Stock Transfers. At the Effective Time, holders of Company Common Shares shall cease to be, and shall have no rights as, stockholders of the Company, other than to receive any dividend or other distribution with respect to such Company Common Share with a record date occurring prior to the Effective Time and the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of Company Common Shares.

              3.3. Fractional Shares. Notwithstanding any other provision hereof, no fractional Buyer Common Shares and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, the Buyer shall pay to each holder of Company Common Shares who would otherwise be entitled to a fractional Buyer Common Share (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the closing sale prices of a Buyer Common







         Share, as reported by the NYSE for the five NYSE trading days immediately preceding the Effective Date.

              3.4.  Exchange Procedures.

              (a) As promptly as practicable after the Effective Date, the Buyer shall send or cause to be sent to each former holder of record of Company Common Shares immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's certificates formerly representing Company Common Shares (the "Old Certificates") for the consideration set forth in this Article III. Buyer shall cause the certificates representing Buyer Common Shares (the "New Certificates") and/ or any check in respect of any fractional share interests or dividends or distributions which such Person shall be entitled to receive to be delivered to such stockholder upon delivery to First Chicago Trust Company of New York, as exchange agent (the "Exchange Agent"), of Old Certificates representing such Company Common Shares (or indemnity reasonably satisfactory to the Buyer and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder, together with a properly completed letter of transmittal, duly executed. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such Person shall be entitled to receive pursuant to this Article III upon such delivery.

              (b) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of Company Common Stock and cash in lieu of fractional shares, if any, as provided in this Article III.

              (c) Any portion of the Buyer Common Shares and cash in lieu of fractional shares that remains unclaimed by the stockholders of the Company for 12 months after the Effective Time shall be paid to the Buyer. Any stockholders of the Company who have not complied with this Article III shall thereafter look only to the Buyer for payment of the shares of Buyer Common Stock and cash in lieu of any fractional shares, if any, and any unpaid dividends and distributions on the Buyer Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Common Shares for any amount properly delivered







         to a public official pursuant to applicable abandoned property, escheat or similar laws.

              (d) At the election of the Buyer, no dividends or other distributions with respect to Buyer Common Shares with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing Company Common Shares converted in the Merger into the right to receive such Buyer Common Shares until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.4. After becoming so entitled in accordance with this Section 3.4, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Buyer Common Shares such holder had the right to receive upon surrender of the Old Certificate.

              3.5. Anti-Dilution Provisions. In the event the Buyer changes (or establishes a record date for changing) the number of Buyer Common Shares issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Buyer Common Shares and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

              3.6. Options. At the Effective Time, each outstanding option to purchase Company Common Shares under the Compensation and Benefit Plans (each, a "Company Stock Option"), whether vested or unvested, shall be converted into an option to acquire, either by assumption of the Company's obligations under the Compensation and Benefit Plans with respect to the Replacement Options (as defined below) or pursuant to a replacement plan to be adopted by the Buyer, but on the same terms and conditions as were applicable under such Company Stock Option, the number of Buyer Common Shares equal to (a) the number of Company Common Shares subject to the Company Stock Option, multiplied by (b) the Exchange Ratio (such product rounded down to the nearest whole number) (a "Replacement Option"), at an exercise price per share (rounded up to the nearest whole cent) equal to the exercise price per share for the Company Common Shares which were purchasable pursuant to such Company Stock Option divided by the Exchange Ratio. Notwithstanding the foregoing, each Company Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code), if any, shall be adjusted in accordance with the requirements of Section 424 of the Code. At or prior to the Effective Time, the Company shall take all action, if any, necessary with respect to the Compensation and Benefit Plans to permit








         the replacement of the outstanding Company Stock Options by the Buyer pursuant to this Section 3.6.

              3.7. Directors. The Buyer agrees to cause one member of the Company Board on the date hereof (selected by the Buyer after consultation with the Company), who is still a member of the Company Board immediately prior to the Effective Time and willing and eligible to serve, to be elected or appointed as a director of the Buyer Board as promptly as practicable after the Effective Time.

              3.8. Retention Program. At the Effective Time, the Buyer will establish a retention program as described in Schedule 3.8 of the Company's disclosure schedule.


                                   ARTICLE IV.

                           ACTIONS PENDING ACQUISITION

              4.1. Forbearances of the Company. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of the Buyer, the Company will not, and will cause each of its Subsidiaries not to:

              (a) Ordinary Course. Conduct the business of the Company and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse affect upon the Company's ability to perform any of its material obligations under this Agreement or to adversely affect or delay the ability of the Buyer or Merger Sub to obtain any necessary approvals of any regulatory agency or governmental body required for the transaction contemplated hereby.

              (b) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding (including pursuant to any stock split, stock dividend, recapitalization or similar transaction or pursuant to any Compensation and Benefit Plan qualified under Section 401(k) of the Code to the extent such Compensation and Benefit Plan offers Company Common Shares as an investment option), or authorize the creation of, any capital stock, including any additional Company Common Shares or any Rights, (ii) enter into any agreement, understanding or arrangement with respect to the voting of its capital stock, (iii) enter








         into any agreement with respect to the foregoing, or (iv) permit any additional Company Common Shares to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

              (c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend (other than (A) subject to Section 6.15, quarterly cash dividends on Company Common Shares in an amount not to exceed $0.06 per share with record and payment dates consistent with past practice and (B) dividends from wholly owned Subsidiaries to the Company or another wholly-owned Subsidiary of the Company) on or in respect of, or declare or make any distribution on, any Company Common Shares, or (ii) directly or indirectly, adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

              (d) Compensation; Employment Agreements; Etc. (i) Enter into or amend or renew any material employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of the Company or its Subsidiaries, or (ii) grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except, in the case of (ii), (A) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (B) for other changes that are required by applicable law, (C) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (D) for employment arrangements for, or grants of awards to, newly hired employees consistent with past practice.

              (e) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of the Company or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits, or increase the compensation or benefits, payable thereunder.

              (f) Dispositions. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets (including any capital stock of its Subsidiaries), business or properties except in the ordinary course of business consistent with past practice and in a transaction that individually or in the aggregate with all such other







         dispositions or discontinuances is not material to it and its Subsidiaries taken as a whole.

              (g) Acquisitions. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case, in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, or properties of any other entity, or make any material investment in, whether by purchase of stock or securities of, or contributions to capital, loans or advances or the transfer of property to, any other Person, except in the ordinary course of business consistent with past practice and in a transaction that individually or in the aggregate with all such other acquisitions and investments is not material to it and its Subsidiaries taken as a whole.

              (h) Governing Documents. Amend the Company Certificate of Incorporation, the Company By-laws or the certificate of incorporation or by-laws (or similar governing documents) of any of the Company's Significant Subsidiaries.

              (i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP as concurred with by Arthur Andersen LLP, its independent accountants, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns of the Company for the taxable years ending February 28, 1997 and February 29, 1996, except as required by changes in law or regulation.

              (j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 5.3(k)(i)) or amend or modify in any material respect or extend any of its existing material contracts.

              (k) Claims. Settle any material claim, action or proceeding, except for any material claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to the Company and its Subsidiaries, taken as a whole.

              (l) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code or for pooling of interest accounting treatment; or (ii) take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth







         in this Agreement being or becoming untrue at any time at or prior to the Effective Time (subject to the standard set forth in Section 5.2), (B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a material violation of any provision set forth in this Article IV except, in each case, as may be required by applicable law or regulation.

              (m) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any change in its risk management policies, procedures or practices, which, individually or in the aggregate with all such other changes, would be material, (ii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to risk from the general United States securities markets or
         (iii) materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.

              (n) Indebtedness. Other than in the ordinary course of business consistent with past practice, (i) incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance existing short-term indebtedness, and indebtedness of the Company or any of its Subsidiaries to the Company or any of its Subsidiaries, and indebtedness under existing lines of credit), (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, (iii) make any loan or advance or (iv) incur any capital expenditures, obligations or liabilities.

              (o) Commitments. Agree or commit to do any of the foregoing.

              4.2. Forbearances of Buyer. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, the Buyer will not, and will cause each of its Subsidiaries not to:

              (a) Extraordinary Dividends. Make, declare, pay or set aside for payment any extraordinary dividend; provided, however, the foregoing shall not apply to (i) increases in the quarterly dividend rate payable on Buyer Common Shares in the ordinary course of business consistent with past practices or
         (ii) any dividend paid in the ordinary course of business by any Subsidiary.

              (b) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code or for pooling of interest accounting treatment; or (ii) take any action that is intended or is reasonably likely to re-







         sult in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time (subject to the standard set forth in Section 5.2), (B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a material violation of any provision of this Article IV except, in each case, as may be required by applicable law or regulation; provided, however, that nothing contained herein shall limit the ability of the Buyer to exercise its rights under the Stock Option Agreement.


                                    ARTICLE V.

                          REPRESENTATIONS AND WARRANTIES

              5.1. Disclosure Schedules. On or prior to the date hereof, the Buyer has delivered to the Company a schedule and the Company has delivered to the Buyer a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either (a) in response to an express disclosure requirement contained in a provision hereof or (b) as an exception to one or more representations or warranties contained in Section 5.3 or 5.4 or to one or more of its covenants contained in Article IV or VI; provided that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

              5.2. Standard. No representation or warranty of the Company or the Buyer contained in Section 5.3 or 5.4 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.3 or 5.4 has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty; provided that the representations and warranties set forth in paragraphs (b), (c)(i) and (ii), (d) and (e) of Section 5.3 and paragraphs (b)(ii), (d) and (e) of Section 5.4 shall not be subject to the materiality standard provided for in this
         Section 5.2.

              5.3. Representations and Warranties of the Company. Subject to Sections 5.1 and 5.2 and except as Previously
         Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, the Company hereby represents and warrants to the Buyer:







              (a) Organization, Standing and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

              (b) Company Common Shares. The authorized capital stock of the Company consists solely of (i) 60,000,000 Company Common Shares, of which no more than 38,664,015 shares were outstanding as of August 29, 1997, and (ii) 1,000,000 shares of preferred stock, $.01 par value per share, of the Company ("Company Preferred Shares"), of which no shares are outstanding. Since July 31, 1997, the Company has not (i) issued any shares of its capital stock or any Rights (including pursuant to any stock split, stock dividend, recapitalization or similar transaction), other than shares of Company Common Stock issued upon the exercise or conversion of Rights as described in Section 5.3(b) of the Company's Disclosure Schedule or (ii) taken any actions which would cause an antidilution adjustment under any outstanding Rights. As of the date hereof, 29,636 Company Common Shares and no Company Preferred Shares were held in treasury by the Company or otherwise owned by the Company or its Subsidiaries. The outstanding Company Common Shares have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights), with no personal liability attaching to the ownership thereof. As of the date hereof, there are no Company Common Shares or Company Preferred Shares authorized and reserved for issuance, the Company does not have any Rights issued or outstanding with respect to Company Common Shares or Company Preferred Shares, the Company does not have any commitment to authorize, issue or sell any Company Common Shares, Company Preferred Shares or Rights, except pursuant to this Agreement and there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or Rights of the Company.

              (c)  Subsidiaries.

                   (i) (A) The Company has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization and principal business of each such Subsidiary,
         (B) except as Previously Disclosed, the Company owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of the Company's Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments,







         understandings or arrangements by which the Company or any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to the Company's rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by the Company or its Subsidiaries are validly issued, fully paid and nonassessable and are owned by the Company or its wholly owned Subsidiaries free and clear of any Liens.

              (ii) Except as set forth in the Disclosure Schedule, the Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries. The Company has provided or made available to Buyer a true and complete copy of all partnership, joint venture or similar agreements to which the Company or any of its Subsidiaries is a party. The Company does not have outstanding any capital commitments with respect to the partnership, joint venture and similar investments of the Company or any of its Subsidiaries.

              (iii) Each of the Company's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

              (d)  Corporate Power.  The Company and each of its
         Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all its properties and assets; and the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.

              (e) Corporate Authority. Subject to receipt of the requisite approval of this Agreement by the holders of more than a majority of the outstanding Company Common Shares entitled to vote thereon (which is the only shareholder vote required thereon), this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Company. This Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms.

              (f)  Regulatory Approvals; No Defaults.

                   (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party







         are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement or to consummate the Merger except for (A) filings of applications and notices with the SEC and United States state securities authorities,
         (B) compliance with any applicable requirements of the HSR Act,
         (C) the approval of this Agreement by the stockholders of the Company, (D) any consent, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of United States federal and state, and foreign laws (including, without limitation, securities and insurance laws) relating to the regulation of broker-dealers, investment advisers and insurance agencies and any applicable domestic or foreign industry self-regulatory organization ("SRO"), and the rules of the NYSE, and (E) the filing of a certificate of merger with the Delaware Secretary of State and the New York Department of State. As of the date hereof, the Company is not aware of any reason why the approvals set forth in Section 7.1(b) will not be received without the imposition of a condition, restriction or requirement of the type described in
         Section 7.1(b).

              (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and expiration of related waiting periods, and required filings under United States federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental, SRO rule, regulation or membership agreement or other permit or license, or agreement, indenture or instrument of the Company or of any of its Subsidiaries or to which the Company or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Company's Certificate of Incorporation or the Company's By-Laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental, SRO rule, regulation or membership agreement or other permit or license, agreement, indenture or instrument.

              (g)  Financial Reports and SEC Documents.

                   (i) The Company's Annual Reports on Form 10-K for the fiscal years ended February 28, 1995, 1996 and 1997, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to February 28, 1995 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed with the SEC







         (collectively, "SEC Documents"), as of the date filed, (A) complied or will comply as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any of the Company's SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of the Company and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the Company's SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the Company and its Subsidiaries for the periods to which they relate, in each case, in compliance with applicable accounting requirements and with the published rules of the SEC with respect thereto and in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

                   (ii) Since February 28, 1997, the Company and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.

                   (iii) Since February 28, 1997, (A) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), (B) no event has occurred or fact or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.3 or otherwise), has had or is reasonably likely to have an adverse effect with respect to the Company and (C) none of the Company nor any of its Subsidiaries has taken any action or suffered any event that if taken or suffered after the date hereof would violate
         Section 4.1 of this Agreement.

                   (iv) The Company has delivered to Buyer true and complete copies of the FOCUS Reports filed on Form X-17A-5 (the "FOCUS Reports") as of March 31, 1997 and June 30, 1997 by each Subsidiary that is a "broker" or "dealer", as such terms are defined in Sections 2(a)(4) and 2(a)(5) of the Exchange Act (collectively, the "Broker-Dealer Subsidiaries"). Each FOCUS Report delivered complied (and with respect to FOCUS Reports filed







         after the date hereof and prior to the Effective Time, will comply) at the date thereof in all material respects with the rules and regulations of the SEC relating thereto and fairly present the information required to be presented therein pursuant to Rule 17a-5 under the Exchange Act.

              (h) Litigation. No material litigation, claim, arbitration, investigation or other proceeding before any court or governmental agency is pending against the Company or any of its Subsidiaries, and, to the Company's knowledge, no such litigation, claim, arbitration, investigation or other proceeding has been threatened.

              (i)  Regulatory Matters.

                   (i) The Company and each of its Subsidiaries have filed all reports, registrations, applications and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1994 with (A) the SEC, (B) any SRO and (C) any Governmental Authority (collectively with the SEC and the SROs, "Regulatory Agencies"), and all other reports and statements required to be filed by them since January 1, 1994, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any United States state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Each of such reports, registrations, applications and statements complied (and with respect to such reports, registrations, applications and statements filed after the date hereof and prior to the Effective Time, will comply) at the date thereof in all material respects with the rules and regulations of the Regulatory Agencies relating thereto and fairly present the information required to be presented therein. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 1995. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries.

                   (ii) As of the date of this Agreement, neither the Company nor any of its Subsidiaries or properties is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any board







         resolutions at the request of any Regulatory Agency or other Governmental Authority that restricts the conduct of its business or that, in any manner, relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the Company's Disclosure Schedule, a "Company Regulatory Agreement"), nor has the Company or any of its Subsidiaries (A) been advised since January 1, 1995 by any Regulatory Agency or other Governmental Authority that it is considering issuing or requesting any such Company Regulatory Agreement or (B) have knowledge of any pending or threatened regulatory investigation.

              (j)  Compliance with Laws.  The Company and each of its
         Subsidiaries:

                   (i) is in compliance with all applicable United States federal, state and local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses;

                   (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Agencies that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company's knowledge, no suspension or cancellation of any of them is threatened; has ownership of, or the right to use, all of its intellectual property, including its names, without infringing upon the intellectual property rights of any third party; and

                   (iii) has received, since December 31, 1995, no notification or communication from any Regulatory Agency (A) asserting that the Company or any of its Subsidiaries is not in compliance with any statutes, regulations, ordinances or rules or (B) threatening to revoke any license, franchise, permit, membership privilege or governmental authorization.

              (k) Material Contracts; Defaults. Except for those agreements and other documents filed as exhibits to its SEC Documents, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, executive officers, key employees or consultants, (ii) which is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K (without giving effect to the "ordinary course" exception set forth therein), (iii) which limits the ability of it or any Subsidiary to compete in any line of business or with any Person, or involves any re-







         striction of geographical area in which, or method by which, it or any Subsidiary may carry on its business, including any contract which would require exclusive referrals of business (other than as may be required by law or any applicable Governmental Authority), (iv) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or (v) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (all such agreements, contracts, arrangements, commitments and understandings referred to in clauses i-v being herein referred to as "material contracts"). The Company has previously made available to Buyer true and complete copies of all employment and deferred compensation agreements with executive officers, key employees or material consultants which are in writing and to which the Company or any of its Subsidiaries is a party. Neither it nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

              (l) No Brokers. No action has been taken by the Company that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding fees to payable to Gleacher NatWest, Inc. and Goldman, Sachs & Co.

              (m) Investment Securities. Each of the Company and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of the Company or any of its Subsidiaries. Such securities are valued on the books of the Company in accordance with GAAP.

              (n)  Employee Benefit Plans.

              (i)  Section 5.3(n)(i) of the Company's Disclosure
         Schedule sets forth a true and complete list as of the date hereof of each employee benefit plan, arrangement or agreement that is maintained as of the date of this Agreement, including all such bonus







         plans, other incentive compensation, profit sharing, termination, severance, stock option, stock appreciation right, restricted stock, pension, retirement, deferred compensation, employment, retiree medical and retiree life insurance, welfare and other employee benefit plans, arrangements or agreements relating to directors, officers, key employees, employees or former employees and material consultants of the Company and its material Subsidiaries (the "Compensation and Benefit Plans") by the Company or any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Company ERISA Affiliate"), all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Schedule 5.3(n)(i) of the Company's Disclosure Schedule sets forth a list of all outstanding loans to any director, executive officer, key employee or material consultant, other than margin loans entered into in the ordi-nary course of the Company's business.


              (ii) The Company has heretofore delivered or made available to the Buyer true and complete copies of each of the Compensation and Benefit Plans and certain related documents, including, but not limited to, (i) all plan documents and amendments thereto, benefit schedules, trust agreements, and insurance contracts and other funding vehicles, (ii) the three most recent Annual Reports (Form 5500 series) and accompanying schedules, if any, (iii) the current summary plan description, if any, (iv) the most recent annual financial report, if any, and (v) the most recent determination letter from the IRS (if applicable) for such Compensation and Benefit Plan. Except as set forth in Section 5.3(n)(iii) of the Company's Disclosure Schedule, (i) each Compensation and Benefit Plan covers only employees who are actively employed with the Company or its Subsidiaries, retired employees with retirement accounts in Compensation and Benefit Plans or former employees entitled to receive group health benefits pursuant to Section 4980B of the Code or Part 6 of Title I of ERISA, (ii) no Compensation and Benefit Plan covers or is required to provide coverage to any persons classified by the Company or its Subsidiaries as independent contractors, (iii) neither the Company nor its Subsidiaries has communicated to employees or other persons any additional Compensation and Benefit Plan not set forth in
         Schedule 5.3(n)(i) of the Company's Disclosure Schedules or any change in or termination of any existing Compensation and Benefit Plans, and (iv) substantially adequate and complete records have been maintained with respect to each Compensation and Benefit Plan and are in the custody of the Company or the respective plan administrator.

              (iii) Except as set forth in Schedule 5.3.(n)(iii) of the Company's Disclosure Schedule, each of the Compensation and Benefit Plans has been operated and administered in accordance with applicable laws, including, but not limited to, ERISA and the Code, (ii) except as set forth in Schedule 5.3(n)(iii) of the Company's Disclosure Schedule, each of the Compensation and Bene-







         fit Plans intended to be "qualified" within the meaning of
         Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service which determination letter covers any amendments to such plans that were required to be adopted under the Tax Reform Act of 1986 and legislation enacted thereafter for which plan amendments are required to have been adopted as of the Effective Date, and there are no circumstances that are reasonably likely to result in the revocation of such favorable determination letter, (iii) none of the Compensation and Benefit Plans is subject to Title IV of ERISA nor does any Company ERISA Affiliate contribute or have an obligation to contribute to an employee benefit plan subject to Title IV of ERISA, (iv) except as set forth in
         Section 5.3.(n)(iii) of the Company's Disclosure Schedule, no material Compensation and Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company, its Subsidiaries or any Company ERISA Affiliate beyond their retirement or other termination of service, other than (A) coverage mandated by Section 4980B of the Code, Part 6 of Title I of ERISA or other applicable Federal or state law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits ac-crued as liabilities on the books of the Company, its Sub-sidiaries or the Company ERISA Affiliates or (D) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any Company ERISA Affiliate that has not been satisfied in full, and, to the knowledge of the Company, no condition exists that presents a material risk to the Company, its Subsidiaries or any Company ERISA Affiliate of incurring a material liability thereunder, (vi) no Compensation and Benefit Plan is a "multiemployer pension plan" (as such term is defined in Sec-tion 3(37) of ERISA) ("Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA ("Multiple Employer Plan"), nor has the Company or any Company ERISA Affiliate at any time since September 2, 1974 contributed to or had been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan, (vii) all con-tributions or other amounts payable by the Company or its Subsidiaries as of the Effective Time with respect to each Compensation and Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) neither the Company, its Subsidiaries nor any Company ERISA Affiliate has engaged in a transaction in connection with which the Company, its Subsidiaries or any Company ERISA Affiliate reasonably could be expected to become subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) except as set forth in Section 5.3(n)(iii) of the Company's Disclosure Schedule, there are no claims pending, or threatened in writing or to the knowledge of the Company anticipated (other than routine claims for benefits)







         lawsuits, investigations by governmental authorities, termination proceedings or arbitrations which have been asserted or instituted or, to the knowledge of the Company, threatened or anticipated, by, on behalf of or against any of the Compensation and Benefit Plans or any trusts related thereto.

              (iv) All contributions required to be made to any Compensation and Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Compensation and Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company's financial statements.


                   (v) Except as set forth in Section 5.3(n)(v) of the Company's Disclosure Schedule, neither the execution and deliv-ery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" within the meaning of Section 280G of the Code, forgiveness of indebtedness or otherwise) becoming due to any director or any employee of the Company or any of its af-filiates from the Company or any of its affiliates under any Compensation and Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Compensation and Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

              (o) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the Company's knowledge, threatened, nor is the Company aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

              (p) Takeover Laws. The Company has taken all action re-quired to be taken by it in order to exempt, to the extent applicable, this Agreement and the transactions contemplated hereby from Section 203 of the DGCL.







              (q) Environmental Matters. Neither the conduct nor operation of the Company or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, has resulted or is reasonably likely to result in liability under Environmental Laws. Neither the Company nor any of its Subsidiaries has received any notice from any Person that the Company or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

              (r) Tax Matters. Except as provided in Schedule 5.3(r) of the Company's Disclosure Schedule, each of the Company and its Subsidiaries has duly filed all federal, state, county, foreign and local information returns and tax returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete) and has duly paid or made provision for (in accordance with GAAP) the payment of all Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in re-spect of its properties, income, business, capital stock, de-posits, franchises, licenses, sales and payrolls) other than Taxes which (i) are not yet delinquent or (ii) are being contested in good faith, have not been finally determined and are adequately reserved against (in accordance with GAAP). The consolidated federal income tax returns of the Company and its Subsidiaries for each taxable year through March 31, 1993 have been examined by the IRS, and either no deficiencies were as-serted as a result of such examination for which the Company does not have adequate reserves (in accordance with GAAP) or all such deficiencies were satisfied. There are no disputes pending, or claims asserted in writing for, Taxes or assess-ments upon the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been requested to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period. In addition, (i) proper and accurate amounts have been withheld by the Company and its Sub-sidiaries from their employees for all prior periods in compli-ance with the tax withholding provisions of applicable federal, state and local laws, (ii) federal, state, county and local returns which are ac-







         curate and complete have been filed by the Company and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, (iii) the amounts shown on such federal, state, local or county returns to be due and payable have been paid in full or adequate provision therefor (in accordance with GAAP) has been included by the Company in its consolidated fi-nancial statements as of February 28, 1997, and (iv) there are no Tax liens upon any property or assets of the Company or its Subsidiaries except liens for current taxes not yet due. Nei-ther the Company nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method. Except as set forth in Section 5.3(r) of the Company's Disclosure Schedule, neither the Company nor any of its Subsidiaries (other than Subsidiaries that are not currently members of the affiliated group (within the meaning of Section 1504(a)(1) of the Code) of which the Company is a common parent) (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company), (ii) is a party to a Tax allocation or Tax sharing agreement (other than an agreement solely among members of a group the common parent of which is the Company) or (iii) has any liability for the Taxes of any person (other than any of the Company or its Sub-sidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a trans-feree or successor, by contract, or otherwise. Except as set forth in the financial statements described in Section 5.3(g), neither the Company nor any of its Subsidiaries has entered into a transaction which is being accounted for under the installment method of Section 453 of the Code, which is rea-sonably likely to have an adverse effect on the Company. The Company is not a party to any contract, agreement or arrangement that would result, separately or in the aggregate, in the payment of remuneration to any employee that would not be deductible pursuant to Section 162(m) of the Code.

              (s) Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for the Company's own account, or for the account of one or more of the Company's Subsidiaries or their customers (all of which are listed on the Company's Disclosure Schedule), were entered into in the ordinary course of business
         (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and
         (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudu-







         lent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither the Company nor its Subsidiaries, nor, to the Company's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

              (t) Books and Records. The books and records of the Com-pany and its Subsidiaries have been fully, properly and accu-rately maintained in accordance with GAAP and any other applicable legal and accounting requirements, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of the Company and its Subsidiaries.

              (u) Insurance. The Company's Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by the Company or its Subsidiaries ("Insurance Policies"). The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as is prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, the Company and its Subsidiaries are not in default thereunder, and all claims thereunder have been filed in due and timely fashion.

              (v) Pooling of Interests. Neither the Company nor, to the Company's knowledge, any of its affiliates has taken or agreed to take any action that would prevent the Buyer from accounting for the transactions to be effected pursuant to this Agreement as a "pooling of interests" in accordance with GAAP and applicable SEC regulations. As of the date of this Agreement, the Company has no reason to believe that the Merger will not qualify as a "pooling of interests" for accounting purposes.

              (w)  Registration Matters.

                   (i) Each Broker-Dealer Subsidiary is, and at the Effective Time will be, duly registered under the Exchange Act as a broker-dealer with the SEC, and is, and at the Effective Time will be, in compliance with the applicable provisions of the Exchange Act and the applicable rules and regulations thereunder, including, but not limited to the net capital requirements thereof. Each Broker-Dealer Subsidiary is, and at the Effective Time will be, a member in good standing with all required SROs and in compliance with all applicable rules and regulations of the SROs. Each Broker-Dealer Subsidiary is, and at the Effective Time will be, duly registered as a broker-dealer under, and in compliance with, the applicable laws, rules and regulations of all jurisdictions in which it is required to be so registered.








                   (ii) The Company has delivered to Buyer true, correct and complete copies of each Broker-Dealer Subsidiary's Uniform Application for Broker-Dealer Registration on Form BD (the "Form BD"), reflecting all amendments thereto filed with the SEC to the date hereof. The Forms BD of the Broker-Dealer Subsidiaries are in compliance with the applicable requirements of the Exchange Act and the rules and regulations thereunder and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each director, officer, agent and employee of each Broker-Dealer Subsidiary who is required to be registered as a representative, principal or agent with the securities commission of any state or with any SRO is duly registered as such and such registration is in full force and effect. Each registered representative and principal of each Broker-Dealer Subsidiary has at least the minimum series license for the activities which such registered representative or principal performs for such Broker-Dealer Subsidiary.

                   (iii) The net capital, as such term is defined in Rule 15c3-1 under the Exchange Act, of each Broker-Dealer Subsidiary satisfies, and since their inception has satisfied, the minimum net capital requirements of the Exchange Act and of the laws of any jurisdiction in which the Broker-Dealer Subsidiary conducts business, and has been sufficient to permit each Broker-Dealer Subsidiary to operate without restriction on its ability to expand its business under NASD Conduct Rule 3130 or NYSE Rule 326.

                   (iv) None of the Broker-Dealer Subsidiaries nor any "associated person" thereof (a) is subject to a "statutory disqualification" as such terms are defined in the Exchange Act, or (b) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act and there is no reasonable basis for, or proceeding or investigation, whether formal or informal, or whether preliminary or otherwise, that is reasonably likely to result in, any such censure, limitations, suspension or revocation.

                   (v) Neither the Company nor its Subsidiaries is required to be registered as an investment company, investment adviser, commodity trading advisor, commodity pool operator, futures commission merchant, introducing broker, insurance agent, or transfer agent under any United States federal, state, local or foreign statutes, laws, rules or regulations. No Broker-Dealer Subsidiary acts as the "sponsor" of a "broker-dealer trad-







         ing program", as such terms are defined in Rule 17a-23 under the Exchange Act.

              5.4. Representations and Warranties of the Buyer. Subject to Sections 5.1 and 5.2 and except as Previously Dis-closed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, each of the Buyer and Merger Sub hereby represents and warrants to the Company as follows:

              (a) Organization, Standing and Authority. The Buyer is duly organized, validly existing and in good standing under the laws of the State of Rhode Island. The Buyer is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. The Buyer has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

              (b)  Buyer Stock.

                   (i) As of the date hereof, the authorized capital stock of the Buyer consists solely of (A) 600,000,000 Buyer Common Shares, of which no more than 265,000,000 shares were outstanding or held in treasury as of September 10, 1997, (B) 16,000,000 shares of preferred stock, par value $1.00 per share, of the Buyer ("Buyer Preferred Shares"), of which, as of September 10, 1997, (i) 575,000 shares of 9.30% Cumulative Preferred Stock having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated and 575,000 were outstanding (all of which were called for redemption on October 15, 1997), (ii) 500,000 shares of 9.35% Cumulative Preferred Stock, having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated and 500,000 were outstanding, (iii) 1,265,000 shares of Series V 7.25% Perpetual Preferred Stock, having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated and 764,989 were issued and outstanding, (iv) 690,000 shares of Series VI 6.75% Perpetual Preferred Stock (the "Series VI Preferred"), having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated and 600,000 were issued and outstanding, (v) 805,000 shares of Series VII Fixed/ Adjustable Rate Cumulative Preferred Stock, having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated and 700,000 shares were issued and outstanding, (vi) 200,000 shares of Series VIII Fixed/ Adjustable Rate Noncumulative Preferred Stock, having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated and 200,000 were issued and outstanding and (vii) 3,000,000 shares of Cumulative Participating Junior







         Preferred Stock issuable upon exercise of the Buyer Rights, were designated, of which no shares were issued and outstanding as of such date.

                   (ii) Buyer Common Shares to be issued in exchange for Company Common Shares in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

              (c) Subsidiaries. Merger Sub and each of the Buyer's Significant Subsidiaries have been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and the Buyer owns, directly or indirectly, all the issued and outstanding equity securities of Merger Sub and each of the Buyer's Significant Subsidiaries.

              (d) Corporate Power. The Buyer, each of the Buyer's Significant Subsidiaries and Merger Sub have the corporate power and authority to carry on its business as it is now being conducted and to own or lease all its properties and assets; and each of the Buyer and Merger Sub has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

              (e) Corporate Authority. This Agreement and the transac-tions contemplated hereby have been authorized by all necessary corporate action of each of the Buyer and Merger Sub. This Agreement is a valid and legally binding agreement of each of the Buyer and Merger Sub enforceable in accordance with its terms.

              (f)  Regulatory Approvals; No Defaults.

                   (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Buyer or any of its Subsidiaries in connection with the execution, de-livery or performance by the Buyer of this Agreement or to con-summate the Merger except for (A) the filing of applications and notices, as applicable, with United States federal and state securities authorities, (B) approval of the listing on the NYSE of Buyer Common Shares to be issued in the Merger, (C) the filing and declaration of effectiveness of the Registration Statement, (D) the filing of a certificate of merger with the Delaware Secretary of State and the New York Department of State, (E) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Buyer Common Shares in the







         Merger, (F) compliance with any applicable requirements of the HSR Act, (G) any consent, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of United States federal and state securities laws relating to the regulation of broker-dealers and of any applicable SRO, and the rules of the NYSE, and approval of the Board of Governors of the Federal Reserve System. As of the date hereof, the Buyer is not aware of any reason why the approvals set forth in Section 7.1(b) will not be received.

                   (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under United States federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Buyer or of any of its Subsidiaries or to which the Buyer or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or by-laws (or similar governing documents) of the Buyer or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agree-ment, indenture or instrument.

              (g)  Financial Reports and SEC Documents; Material Adverse
         Effect.

                   (i)  The Buyer's SEC Documents, as of the date filed,
         (A) complied or will comply as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any of the Buyer's SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of the Buyer and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such of the Buyer's SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the Buyer and its Subsidiaries for the periods to







         which they relate, in each case, in compliance with applicable accounting requirements and with the published rules of the SEC with respect thereto and in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

                   (ii) Since December 31, 1996, no event has occurred or fact or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.4 or otherwise), is reasonably likely to have an adverse effect with respect to it.

              (h)  Litigation; Regulatory Action.

                   (i) Other than as set forth in its SEC Documents filed on or before the date hereof, no litigation, claim, arbitration, investigation or other proceeding before any Governmental Authority is pending against the Buyer or any of its Subsidiaries, and, to the best of the Buyer's knowledge, no such litigation, claim, arbitration, investigation or other proceeding has been threatened.

                   (ii) Neither the Buyer nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Governmental Authority, nor has the Buyer or any of its Subsidiaries been advised by a Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

              (i)  Compliance with Laws.  The Buyer and each of its
         Subsidiaries:

                   (i) in the conduct of its business, is in compliance with all applicable United States federal, state and local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses; and

                   (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect







         and, to the best of its knowledge, no suspension or cancellation of any of them is threatened.

              (j) No Brokers. No action has been taken by the Buyer that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a fee to be paid to UBS Securities, Inc.

              (k) Tax Matters. Each of the Buyer and its Subsidiaries has duly filed all federal, state, county, foreign and material local information returns and tax returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete) and has duly paid or made provision for (in accordance with GAAP) the payment of all Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes which (i) are not yet delinquent or (ii) are being contested in good faith, have not been finally determined and are adequately reserved against (in accordance with GAAP). The consolidated federal income tax returns of the Buyer and its Subsidiaries for each taxable year through December 31, 1990 have been examined by the IRS, and either no deficiencies were asserted as a result of such examination for which the Buyer does not have adequate reserves (in accordance with GAAP) or all such deficiencies were satisfied. Except as set forth in Section 5.4(k) of the Buyer's Disclosure Schedule, there are no disputes pending, or claims asserted in writing for, Taxes or assessments in writing upon the Buyer or any of its Sub-sidiaries, nor has the Buyer or any of its Subsidiaries been requested to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period. In addition, (i) proper and accurate amounts have been withheld by the Buyer and its Subsidiaries from their employees for all prior periods in compliance with the tax withholding provisions of applicable federal, state and local laws, (ii) federal, state, county and local returns which are accurate and complete have been filed by the Buyer and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, (iii) the amounts shown on such federal, state, local or county returns to be due and payable have been paid in full or adequate pro-vision therefor (in accordance with GAAP) has been included by the Buyer in its consolidated financial statements as of Decem-ber 31, 1996, and (iv) there are no Tax liens upon any property or assets of the Buyer or its Subsidiaries except liens for current taxes not yet due. Neither the Buyer nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in ac-







         counting method initiated by the Buyer or any of its Subsidiar-ies, and the IRS has not initiated or proposed any such adjust-ment or change in accounting method. Neither the Buyer nor any of its Subsidiaries (other than Subsidiaries that are not currently members of the affiliated group (within the meaning of Section 1504(a)(1) of the Code) of which the Buyer is the common parent) (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Buyer), (ii) is a party to a Tax allocation or Tax sharing agreement (other than an agreement solely among members of a group the common parent of which is the Buyer) or (iii) has any liability for the Taxes of any person (other than any of the Buyer or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. Neither the Buyer nor any of its Subsidiaries has entered into a transaction which is being accounted for under the installment method of Section 453 of the Code.

              (l) Pooling of Interests. Neither the Buyer nor, to the Buyer's best knowledge, any of its affiliates has taken or agreed to take any action that would prevent the Buyer from accounting for the transactions to be effected pursuant to this Agreement as a "pooling of interests" in accordance with GAAP and applicable SEC regulations. As of the date of this Agreement, the Buyer has no reason to believe that the Merger will not qualify as a "pooling of interests" for accounting purposes.


                                   ARTICLE VI.

                                    COVENANTS

              6.1. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Company and the Buyer agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and shall cooperate fully with the other party hereto to that end.

              6.2. Stockholder Approval. The Company agrees to take, in accordance with applicable law, NYSE rules and the Company Certificate of incorporation and the Company By-Laws, all action necessary to convene an appropriate meeting of its stockholders to consider and vote upon the approval and adoption of this Agreement and any other matters required to be approved by the Company's stockholders for consummation of the Merger (including any adjournment or postponement thereof, the "Company Meeting"),







         as promptly as practicable after the Registration Statement is declared effective. The Company Board shall recommend such approval, and the Company shall take all reasonable, lawful action to solicit such approval by its stockholders.

              6.3.  Registration Statement.

              (a) The Buyer agrees to prepare a registration statement on Form S-4 or other applicable form to be filed by the Buyer with the SEC in connection with the issuance of Buyer Common Shares in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Buyer and the Company constituting a part thereof (the "Proxy Statement") and all related documents) (the "Registration Statement"). The Company agrees to cooperate, and to cause its Subsidiaries to cooperate, with the Buyer, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and provided that the Company and its Subsidiaries have cooperated as required above, the Buyer agrees to file the Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable, and to file the Registration Statement with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Proxy Statement are resolved. Each of the Buyer and the Company agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. The Buyer also agrees to use all reasonable efforts to obtain all necessary United States state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company agrees to furnish to the Buyer all information concerning the Company, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

              (b) Each of the Company and the Buyer agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or







         which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of the Company and the Buyer further agrees that, if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

              (c) The Buyer agrees to advise the Company, promptly after the Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

              6.4. Press Releases. Each of the Company and the Buyer agrees that it will not, without the prior approval of the other party, which consent will not be unreasonably withheld or delayed, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NYSE rules.

              6.5.  Access; Information.

              (a) Each of the Company and the Buyer agrees that, upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall, and shall cause each of its Subsidiaries to, afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request, and, during such period, it shall, and shall cause each of its Subsidiaries to, furnish promptly to such other party (i) a copy of each material report, schedule, registration statement, application and other document filed by it pursuant to the requirements of United States federal or state securities or banking laws or received by it from any Regulatory Agency, and
         (ii) all other information concerning the business, properties and personnel of it as the








         other may reasonably request. Neither party nor any of its respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of such party's or its respective Subsidiaries' customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

              (b) Each of the Company and the Buyer agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.5 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.5 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.

              (c) No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

              6.6. Acquisition Proposals. The Company agrees that it shall not, and shall cause its Subsidiaries and the Company's and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any Person relating to, any Acquisition Proposal. It shall immediately cease and cause to be terminated any activities, discus-







         sions or negotiations conducted prior to the date of this Agreement with any parties other than the Buyer with respect to any of the foregoing, and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. The Company shall promptly (and in any event, within 24 hours) advise the Buyer following the receipt by the Company of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and advise the Buyer of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

              6.7.  Affiliate Agreements.

              (a) Not later than the 15th day prior to the mailing of the Proxy Statement, (i) the Company shall deliver to the Buyer a schedule of each Person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Company Meeting, deemed to be an "affiliate" of the Company (each, a "Company Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135.

              (b) The Company shall use its reasonable best efforts to cause each Person who may be deemed to be a Company Affiliate to execute and deliver to the Buyer, on or before the date of mailing of the Proxy Statement, an agreement in the form attached hereto as Exhibit C.

              (c) The Buyer shall use its reasonable best efforts to publish no later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

              6.8. NYSE Listing. The Buyer agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, subject to official notice of issuance, Buyer Common Shares to be issued to the holders of Company Common Shares.

              6.9.  Regulatory Applications.

              (a)  The Buyer and the Company and their respective
         Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental
         Authorities necessary to consummate the transactions contemplated by this Agreement. Each of the Buyer and the Company shall have the right to review in ad-







         vance, and, to the extent practicable, each will consult with the other, in each case, subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby. The parties shall cooperate to ensure that any application or notice to the Federal Reserve Board of Governors shall be filed within 60 days of the date of this Agreement.

              (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders, and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

              6.10.  Indemnification.

              (a) Following the Effective Date and for a period of six years thereafter, the Buyer shall indemnify, defend and hold harmless the present directors and officers of the Company and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that the Company is permitted to indemnify (and advance expenses to) its directors and officers under the laws of the State of Delaware, the Company Certificate of Incorporation and the Company By-Laws as in effect on the date hereof.

              (b)  Any Indemnified Party wishing to claim
         indemnification under Section 6.10(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify the Buyer thereof; provided that the failure so to notify shall not affect the obligations of the Buyer under Section







         6.10(a) unless and to the extent that the Buyer is actually prejudiced as a result of such failure.

              (c) If the Buyer or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of the Buyer shall assume the obligations set forth in this
         Section 6.10.

              6.11.  Benefit Plans.

              (a) For a period of two (2) years from and after the Effective Time, unless otherwise mutually determined by the Buyer or the Company and the senior management of the Company, in their reasonable discretion and in accordance with applicable law, the benefits to be provided to employees of the Company as of the Effective Time (other than those employees who are parties to the Employment Agreements) ("Covered Employees") shall be the benefit plans and programs as were provided by the Company to the Covered Employees immediately before the Effective Time, including, without limitation, the Company's Retirement Trust pension and profit-sharing plans and quarterly pre-tax profit bonus plan pursuant to the terms of the Compensation and Benefit Plans set forth in the Company's Disclosure Schedule, and to the extent consistent with applicable law, shall honor all employee benefit obligations to current and former employees of the Company under such plans for such two-year period. Notwithstanding the foregoing, in the event that during the two (2) years following the Effective Time the Buyer or the Company, in consultation with the senior management of the Company, determines that the Covered Employees shall participate or be required to participate in the Buyer's employee benefit plans and programs, then in no event shall the benefit plans and programs provided to Covered Employees during such two-year period be less favorable to the Covered Employees in the aggregate than the benefits provided to the Covered Employees immediately before the Effective Time. For purposes of all employee benefit plans, programs or arrangements maintained or contributed to by the Buyer, in which the Covered Employees shall be eligible to participate, the Buyer shall cause each such plan, program or arrangement to treat the prior service with the Company of each Covered Employee as service rendered to the Buyer for purposes of all eligibility periods and vesting thereunder (but not for purposes of benefit accruals). The Buyer shall cause any and all pre-existing condition limitations and eligibility waiting periods under any health plans to be waived with respect to Covered Employees and their eligible dependents who, immediately prior to the date of conversion from the Company's health plans, participated in a health plan.







              (b) Following the Effective Time, the Buyer shall cause the Company to perform, and shall guarantee the performance by the Company of, their respective obligations under each of the Employment Agreements.

              (c) No provisions of this Agreement shall be construed to constitute a guarantee of continued employment for any Covered Employee, or to interfere with the right of the Buyer or the Company to terminate the employment of any Covered Employee.

              (d) Following the Effective Time, the Buyer shall continue to pay quarterly bonuses to the Company's employees based on the Company's quarterly pre-tax profits, if any, in accordance with the Company's practice prior to the Effective Time.

              (e) Following the Effective Time, the Buyer shall cause the Company to pay, and shall guarantee the payment by the Company of, the annual premiums for the split-dollar life insurance policies in effect for the benefit of each of Mary Quick Peterson, Nancy Quick Gibson and Patricia Quick, on the same basis as was provided immediately prior to the Effective Time.

              6.12. Notification of Certain Matters. Each of the Company and the Buyer shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

              6.13. Employment Agreements. The Buyer or Merger Sub shall offer employment to each of the employees identified on Annex A pursuant to an employment agreement in the form of Annex B or Annex C, as applicable (the "Employment
         Agreements").

              6.14. The Company's Name. The Buyer acknowledges that the name "Quick & Reilly" has great integrity and has significant value. The Buyer recognizes the value to the Company's business of preserving such integrity. The Buyer agrees that from and after the Effective Time, the Buyer shall, and shall cause its subsidiaries to, continue the use of the name "Quick & Reilly" in connection with the Company's ongoing business activities and shall maintain the Company's standard of business integrity and quality related thereto.

              6.15. Dividends. After the date of this Agreement, each of the Buyer and the Company shall coordinate with the other the declaration of any dividends in respect of Buyer Common Shares and Company Common Shares and the record dates and payment dates







         relating thereto, it being the intention of the parties hereto that holders of Buyer Common Shares or Company Common Shares shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Buyer Common Shares and/or Company Common Shares and any shares of Buyer Common Shares any such holder receives in exchange therefor in the Merger.


                                   ARTICLE VII.

                    CONDITIONS TO CONSUMMATION OF THE MERGERS

              7.1. Conditions to Each Party's Obligation to Effect the Mergers. The respective obligation of each of the Buyer and the Company to consummate the Merger is subject to the fulfillment or written waiver by the Buyer and the Company prior to the Effective Time of each of the following conditions:

              (a) Stockholder Approval. This Agreement and the Merger shall have been duly adopted by the requisite vote of the stockholders of the Company.

              (b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain, in full force and effect, all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions or restrictions which would reasonably be expected to result in a Material Adverse Effect on the Buyer or the Company.

              (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or materially restricts or makes illegal consummation of the transactions contemplated by this Agreement.

              (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

              (e) "Blue Sky" Approvals. All permits and other authorizations under United States state securities laws necessary to consummate the transactions contemplated hereby and to issue Buyer Common Shares to be issued in the Merger shall have been received and be in full force and effect and no such approvals shall con-







         tain any conditions or restrictions which would reasonably be expected to result in a Material Adverse Effect on the Buyer, the Company, the Surviving Corporation or any of their Subsidiaries.

              (f) Listing. Buyer Common Shares to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

              (g) Pooling of Interests. The parties shall have received a letter KPMG Peat Marwick LLP in form and substance satisfactory to Buyer to the effect that the Merger will qualify for "pooling of interests" accounting treatment. Such accountants shall have received a letter from the Company's accountants to the effect that all conditions necessary to qualify for pooling of interest accounting treatment to the extent such conditions pertain to the Company have been satisfied.

              (h) Retention Program. The Retention Program referred to in Section 3.8 shall have been established.

              7.2. Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Effective Time of each of the following conditions:

              (a) Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and the Company shall have received a certificate, dated the Effective Date, signed on behalf of the Buyer by any Vice Chairman of the Buyer, to such effect.

              (b) Performance of Obligations of the Buyer. The Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of the Buyer by any Vice Chairman of the Buyer, to such effect.

              (c) Opinion of the Company's Counsel. (i) The Company shall have received an opinion of Wachtell, Lipton, Rosen & Katz, special counsel to the Company, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (A) the Merger constitutes a reorganization within the meaning of Section 368 of the Code and (B) no gain or loss will be recognized by stockholders of the







         Company who receive Buyer Common Shares in exchange for Company Common Shares, except with respect to cash received in lieu of fractional share interests. In rendering its opinion, Wachtell, Lipton, Rosen & Katz, may require and rely upon representations contained in letters from the Company, the Buyer, Merger Sub and stockholders of the Company.

                   (ii) The Company shall have received an opinion of Edwards & Angell, counsel to the Buyer and Merger Sub, dated the Effective Date, to the effect that (A) each of the Buyer and Merger Sub is duly organized, validly existing and in good standing under the laws of the state of its jurisdiction or incorporation, with the corporate power and authority to carry on its business as it is now being conducted and to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; (B) this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action of each of the Buyer and Merger Sub and (C)all consents or approvals of, or filing or registrations with, any Governmental Authority or with any third party required to be made or obtained by the Buyer or Merger Sub in connection with the execution, delivery or performance by the Buyer or Merger Sub of this Agreement or to consummate the Merger have been obtained or made, and all applicable waiting periods have expired.

              7.3. Conditions to Obligation of the Buyer and Merger Sub. The obligation of the Buyer and Merger Sub to consummate the Merger is also subject to the fulfillment or written waiver by the Buyer prior to the Effective Time of each of the following conditions:

              (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and the Buyer shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company, to such effect.

              (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Buyer shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company, to such effect.









              (c) Certain Employment Arrangements. Messrs. Leslie C. Quick, Jr., Leslie C. Quick, III, Thomas C. Quick, Peter Quick, Christopher C. Quick and Pascal J. Mercurio shall have (i) entered into an Employment Agreement in the form of Annex B, and (ii) not engaged in conduct constituting "cause" for termination thereunder as of the Effective Date; and the Employment Agreements entered into with such individuals shall remain in effect (in each case, other than as a consequence of death or disability).

              (d) Opinion of the Buyer's Counsel. (i) The Buyer shall have received an opinion of Edwards & Angell, counsel to the Buyer, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a reorganization under
         Section 368 of the Code. In rendering its opinion, Edwards & Angell may require and rely upon representations contained in letters from the Company, the Buyer, Merger Sub and stockholders of the Company.

              (ii) The Buyer shall have received an opinion of counsel to the Company, which counsel shall be reasonably satisfactory to the Buyer, dated the Effective Date, to the effect that (A) each of the Company and its Significant Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its jurisdiction of incorporation, with the corporate power and authority to carry on its business as it is now being conducted and, with respect to the Company, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; (B) this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Company and its shareholders and (C) all consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement or to consummate the Merger have been obtained or made, and all applicable waiting periods have expired.

              (e) No Material Adverse Change. Since the date of this Agreement, no event has occurred or fact or circumstance arisen that, individually or taken together with all other facts, circumstances and events, has had a Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole.












                                  ARTICLE VIII.

                                   TERMINATION

              8.1. Termination. This Agreement may be terminated, and the Merger may be abandoned:

              (a) Mutual Consent. At any time prior to the Effective Time, by the mutual written consent of the Buyer and the Company, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board of Directors.

              (b) Breach. At any time prior to the Effective Time, by the Buyer or the Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board of Directors, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.2), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements or conditions contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

              (c) Delay. At any time prior to the Effective Time, by the Buyer or the Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board of Directors, in the event that the Merger is not consummated by June 30, 1998, except to the extent that the failure of the Merger then to be consummated arises out of or results from the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein.

              (d) No Approval. By the Company or the Buyer, if its Board of Directors so determines by a vote of a majority of the members of its entire Board of Directors, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or any Governmental Authority of competent jurisdiction shall have issued a final nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or (ii) any stockholder approval required by Section 7.1(a) herein is not obtained at the Company Meeting.

              8.2. Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement







         shall have any liability or further obligation to any other party hereunder except (a) as set forth in Section 9.1 and (b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.


                                   ARTICLE IX.

                                  MISCELLANEOUS

              9.1. Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Section 6.10 which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.5(b) and 8.2, and this
         Article IX, which shall survive such termination).

              9.2. Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, or (b) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that, after the Company Meeting, this Agreement may not be amended without further approval of the stockholders of the Company if it would violate the DGCL or reduce the consideration to be received by the Company's stockholders in the Merger. Such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

              9.3. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

              9.4. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such State and without regard to any laws that might otherwise govern under applicable principles of conflicts or laws.

              9.5. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing and mailing expenses and SEC fees shall be shared equally between the Company and the Buyer.

              9.6. Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be







         deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

         If to the Company, to:

                   The Quick & Reilly Group, Inc.
                   26 Broadway, 11th Floor
                   New York, New York  10004
                   Attention:  Thomas C. Quick
                   Facsimile:  (212) 747-5651

         with a copy to:

                   Wachtell, Lipton, Rosen & Katz
                   51 West 52nd Street
                   New York, New York  10019
                   Attention: Edward D. Herlihy, Esq.
                   Facsimile: (212) 403-2000

         If to the Buyer, to:

                   Fleet Financial Group, Inc.
                   One Federal Street, 37th Floor
                   Boston, Massachusetts  02116
                   Attention:  Brian T. Moynihan
                   Managing Director, Strategic Planning
                   and Corporate Development
                   Facsimile:  (617) 346-0137

         with a copy to:

                   Fleet Financial Group, Inc.
                   75 State Street, 33rd Floor
                   Boston, Massachusetts  02110
                   Attention:  Drew J. Pfirrman, Esq.
                   Assistant General Counsel
                   Facsimile:  (617) 346-4284



















         and to:

                   Edward & Angell
                   2700 Hospital Tower
                   Providence, Rhode Island
                   Attention:  V. Duncan Johnson, Esq.
                   Facsimile:  (401) 276-6611


              9.7. Entire Understanding; No Third-Party Beneficiaries. Except for the Confidentiality Agreement, this Agreement (including the documents and instruments referred to herein) represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Section 6.10(b), nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

              9.8. Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibit or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No provision of this Agreement shall be construed to require the Company, the Buyer, Merger Sub or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

              9.9. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

              9.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by either of the parties hereto (whether by operation of law or otherwise)










         without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.























































              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                       THE QUICK & REILLY GROUP, INC.

                                          /s/ Leslie C. Quick, Jr.
                                       By:---------------------------
                                          Name: Leslie C. Quick, Jr.
                                          Title: Chairman of the Board and
                                                 Chief Executive Officer

                                       FLEET FINANCIAL GROUP, INC.

                                          /s/ H. Jay Sarles
                                       By:---------------------------
                                          Name: H. Jay Sarles
                                          Title: Vice Chairman


                                       FLEET SECURITIES, INC.

                                          /s/ Brian T. Moynihan
                                       By:---------------------------
                                          Name: Brian T. Moynihan
                                          Title: Vice President



























                                       -53-